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                                                                    Exhibit 21.1




Bell Cement Tools, L.L.C.
Guernsey Stone Company
Kiewit Materials Leasing L.L.C.
Metro Concrete Pumping Company
Northwest Materials Holding Company
Pacific Rock Products, L.L.C.
Pacific Rock Products Trucking, L.L.C.
Quality Ready Mix, Inc.
Solano Concrete Co., Inc.
Tanner Companies (Yuma) Inc.
Twin Mountain Rock Company
United Metro Materials Inc. (being renamed
  "United Metro Materials of Arizona Inc.")
Western Equipment Co.